Exhibit 11.1

Statement of Commitment I received the Suzano Code of Conduct and, after reading and understanding its contents, I agree with the principles and guidelines contained in it and undertake to comply with such principles and guidelines while performing my professional activities. All updates deemed necessary by the Conduct Committee will be automatically included in the Suzano Code of Conduct and followed by me. If I do not accept these updates, I will express my disagreement in writing to the Conduct Committee. , , 20 Employee Signature Name: Company: Department: Note: After completing and signing this Statement of Commitment, send it to the Human Resources department.

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Code of Conduct Introduction Suzano Group is one of Brazil’s largest business organizations and its basic principle is to establish quality relations with all its stakeholders. The responsibility for managing our business involves a wide universe of people and all our relations must be guided by the highest ethical values. The objective of the Suzano Code of Conduct is to have top management, managers and employees of Suzano Group undertake to comply with the ethical principles that guide our business conduct and disseminate across our relationship network. To facilitate comprehension of a few terms that appear in capital letters in this Suzano Code of Conduct, the following Glossary was prepared:

Glossary Confiict of Interests: Any situation in which employees, as well as their relatives or friends, may benefit from their employment relationship with Suzano Group to obtain personal advantages or benefits for third parties. Sustainable Development: It is satisfying the needs of today’s society without hurting future generations. Corporate Governance: A set of practices based on transparency, equality and accountability for actions or issues related to the management of an organization, with the aim of optimizing results by protecting all stakeholders. Suzano Group: Group of companies controlled by Suzano Holding or IPLF Holding (formerly Indústria de Papel Leon Feffer), i.e. the Suzano business group. Capital Markets: A system for trading securities, such as shares and debentures, consisting of stock exchanges, government bodies, banks and brokers, among others. Its function is to direct funds to finance trade, industry and even the government. It is thus related to the economic growth of the country. Novo Mercado: segment for trading shares of companies that voluntarily adopt corporate governance practices in addition to those required by Brazilian law. Companies listed in this segment can only issue shares with voting rights, i.e., common shares (ON). Relatives: Employee’s spouse or partner, as well as the employee’s or their spouse’s or partner’s family members such as parents, grandparents, great-grandparents, children, grandchildren, great-grandchildren, siblings, aunts and uncles, nieces and nephews, great-aunts and great-uncles, great-nephews and great-siblings, and siblings-in-law. Stakeholders: Any person or organization with interest in or a relationship (either direct or indirect) with the Suzano Group or that may be infiuenced by its activities. Owners, shareholders, employees, service providers, clients, suppliers, partners, communities, NGOs, associations, creditors, government and society. 4

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Corporate Governance Our companies are managed professionally in accordance with the organizational principles of the Suzano Group and healthy corporate governance1 with the aim of increasing the value of each company, facilitating its access to capital and contributing to its perpetuity.  We act in accordance with the laws, internal procedures and rules and also rules established by Brazilian and international capital market regulatory agencies.  We maintain confidentiality of all the information that has not yet been disclosed to the market and the public. We don’t use such information for our own benefit or for the benefit of third parties.  If we are obligated to disclose this information by law or a court decision, we will inform our immediate superior in advance and restrict the disclosure to the minimum required to comply with the order.  We do not approve of actions involving payments or receipt of inappropriate objects or amounts or any action characterized as bribery, corruption or the like, which are unacceptable and will be punished. 1 In 2017, Suzano Papel e Celulose joined the Novo Mercado listing segment of B3 S.A. – Brasil, Bolsa, Balcão (“Novo Mercado”). 6

Integrity We conduct our operations correctly and honestly, preserving and strengthening our moral and ethical principles.  We perform our functions in the best possible manner, putting efforts to attain the goals established by the Suzano Group.  We only accept gifts and presents that are part of the communication strategy of our clients, partners or suppliers and that are widely distributed to people with whom the company or institution has business relations. We exercise judgment when receiving presents whose value is inappropriate for a professional relationship, and we obey the limits established by the company.  We offer gifts and presents to clients, partners and suppliers of the Suzano Group, always in accordance with our relationship strategy and the limits established by the company.  We immediately inform our superiors of any business action or transaction under our responsibility that involves companies where our Relatives work.  We inform our superiors of any interest held by us or our Relatives and friends in companies, as well as any commercial, financial or economic interest that may generate Conflict of Interests. 7

 We neither hire nor induce the hiring of Relatives or any person with whom we have a personal connection, as subordinates or service providers without first informing our immediate superior and the human resources department.  We act with utmost caution and care when dealing with information and facts whose disclosure could cause damage to the image of the Suzano Group.  We believe in the democratic political process. Political and party activities of our employees, if any, must always be personal and never interfere with our professional responsibilities. Such activities should not be performed in the work environment, not involve company resources, materials or equipment, and must be communicated in writing to our immediate superior in advance. We never wear company uniforms when exercising political activities.  We acknowledge that the Suzano Group may support parties and/or candidates whose ideas and proposals are consistent with the Group’s principles, within the limits established by law.  We treat ethical conflicts and misconduct with absolute secrecy, from the moment they are reported to their investigation and punishment.  We treat with due confidentiality strategic information about our suppliers, clients, service providers and business partners. 8

Equality We treat everyone with whom we interact inside or outside the Suzano Group with respect, dignity and attention.  We value diversity, without discrimination of any species, race, color, religion, gender, sexual orientation, age, place of birth and disability, among others.  We guarantee equal opportunities and seek to develop long-lasting and quality relationships, based on mutual respect and trust.  We act with transparency and agility in our relations with Stakeholders, honoring our commitments.  We disapprove of any kind of embarrassment and intimidation, such as verbal, physical or psychological abuse, as well as any type of harassment, which are unacceptable and will be punished.  We guarantee the free expression of opinion at all levels.  We stimulate creativity and innovation, encouraging the exchange of experiences and the sharing of ideas and challenges.  We value the safety of people, facilities and processes, well-being at the workplace, health and care for the environment.  Personal evaluations are guided by good judgment and balance, and are exclusively shared with the person being evaluated to avoid the propagation of opinions that could damage their image. 9

Transparency Our relations are conducted in a clear and truthful manner.  We maintain constant communication and are truthful and objective while disclosing information to society and the press.  We are aware of the Suzano Group’s conduct in promoting an open, loyal and constructive dialogue with entities representing employers and employees, based on the principles of freedom of association and respect for plurality of ideas. Professional appreciation We seek to create a healthy work environment that stimulates the development of people and recognition for their performance.  We are selected and promoted based on our qualifications and skills, which are always evaluated in accordance with the position or role to be performed.  We do not accept the use of forced or compulsory labor, child labor or any other form of exploitation that harms human dignity. 10

Sustainable Development Our decisions seek economic efficiency, basing our actions on the balance between financial, social and environmental aspects.  We seek the conscientious use of natural resources.  We seek to maintain a relationship of respect and cooperation with consumers, communities, suppliers, governments and all parties involved in the activities of the Suzano Group.  We act in accordance with the rules and principles of free competition, abstaining ourselves from exchanging sensitive information with competitors that may affect free competition or result in the misuse of economic power.  We encourage the exercise of citizenship and volunteer work in the community.  We respect the tradition of communities where we operate, identifying their needs and promoting actions that lead to a better quality of life, as well as economic, social and cultural development.  We promote preservation of the environment and ecosystems in our actions.  We support policies and practices that promote the development of the country and social well-being.  We stimulate the adoption of good practices of social and environmental responsibility by our partners, suppliers and clients. 11

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Management of the Suzano Code of Conduct seeks:  To ensure the understanding of ethical principles of the Suzano Group.  To promote the broad disclosure of the document to all employees and service providers, clients and suppliers of the Suzano Group.  To properly address ethical conflicts and misconduct. The Conduct Management Committee is responsible for updating the Suzano Code of Conduct, and for forwarding additions and improvements suggested by everyone at the Suzano Group. Approval of the Suzano Code of Conduct and updates to it are the prerogatives of the Boards of Directors of Suzano Group companies, and the approval process will be coordinated by Suzano Holding. Complaints or reports of non-compliance with the Suzano Code of Conduct can be submitted to the External Ombudsman and will follow the procedure below, and the whistleblower, when identified, will be kept informed of the progress of the process. 14

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An additional channel for submitting reports or complaints, with anonymity guaranteed if requested by the whistleblower, through a telephone center or the Internet, under the coordination of an external company specifically engaged for this purpose. Reports forwarded by the External Ombudsman are processed and a report is submitted to the Conduct Committee. Suzano Papel e Celulose Telephone: 0800 771 4060 ouvidoriaexterna@austernet.com.br Suzano Holding Telephone: 0800 770 5678 gruposuzano@austernet.com.br 16